OREGON STEEL MILLS, INC.


                                                                     EXHIBIT 11

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS
                  (In thousands, except per share data amounts)

                                      Three Months Ended      Nine Months Ended
                                         September 30,           September 30,
                                      -------------------    -------------------
                                       1997        1996        1997        1996
                                      --------   --------    --------    -------
Weighted average number of common
   shares outstanding                  25,694     25,668      25,694      21,748

Common stock equivalents arising
   from 598 shares of stock to be
   issued March 2003                      598        598         598         598
                                      -------     ------     -------    --------

                                       26,292     26,266      26,292      22,346
                                      =======    =======     =======     =======

Net income                            $10,438    $ 6,356     $25,786     $16,997
                                      =======    =======     =======     =======

Primary and fully diluted
   net income per common and
   common equivalent share               $.40       $.24        $.98        $.76
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